UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2008

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One i2 Place 11701 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Jackson L. Wilson, Jr.

On May 21, 2008, Jackson L. Wilson, Jr., in connection with his appointment as Executive Chairman of the Board of Directors of i2 Technologies, Inc. (“Company”), entered into an employment agreement with the Company (the “Employment Agreement”). The Employment Agreement provides total annual cash compensation for Mr. Wilson in the amount of $200,000 and Mr. Wilson will be entitled to participate in health and welfare benefits made available to other Company executives. This total annual compensation is being provided to Mr. Wilson as an officer of the Company in lieu of compensation arrangements generally applicable to the Company’s directors and takes into consideration the additional time and commitment attendant to the duties of the position of Executive Chairman. This compensation is in addition to the option and RSU grants previously disclosed in a Form 8-K filed by the Company on May 15, 2008. Mr. Wilson’s employment relationship with the Company is at will.

The foregoing summary is subject to, and qualified in its entirety by the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Pallab K. Chatterjee

On May 23, 2008, in connection with the appointment of Pallab K. Chatterjee as CEO of the Company, the Company and Dr. Chatterjee entered into an Amended and Restated Executive Retention Agreement (the “Amended Retention Agreement”). The Amended Retention Agreement has an initial term of two years starting February 25, 2008 (the date of Dr. Chatterjee’s original Executive Retention Agreement), which term automatically extends for an additional one-year period on each annual anniversary of the original Executive Retention Agreement date. Additional terms are summarized below:

The Company’s Obligations Upon Termination. If, during the term of the Amended Retention Agreement, the Company terminates Dr. Chatterjee other than for cause, or Dr. Chatterjee terminates his employment for good reason or following a change in control, then the Company is obligated to provide Dr. Chatterjee with the following:

•

A single lump sum cash payment within 30 days after the termination date equal to Dr. Chatterjee’s (i) accrued and unpaid annual base salary and vacation pay and (ii) annual target bonus (if any) prorated to take into account only the portion of the year worked by Dr. Chatterjee;

•

A severance payment within 60 days after Dr. Chatterjee’s separation from service, as defined by the Internal Revenue Code (the “Code”), equal to the sum of Dr. Chatterjee’s annual base salary and annual target bonus (if any) for the year in which the termination occurs; and

•

A payment within 60 days after Dr. Chatterjee’s separation from service, as defined by the Code, equal to the sum of the cost that would be incurred by Dr. Chatterjee if Dr. Chatterjee elected continued health care coverage for himself and his spouse and other eligible dependents under Section 4980B of the Code and the regulations thereunder for a period of 12 months measured from the date of termination.

Acceleration of Equity Awards. In the event that Dr. Chatterjee is terminated by the Company without cause or if Dr. Chatterjee terminates his employment for good reason or following a change of control, all outstanding equity awards held by Dr. Chatterjee pursuant to the Company’s incentive plans will become immediately and fully vested.

Certain Limitations of Benefits. Dr. Chatterjee’s benefits under the Amended Retention Agreement are subject to reduction in connection with certain golden parachute excise tax provisions of Sections 280G and 4999 of the Code and may be delayed or otherwise modified in compliance with Section 409A of the Code.

Noncompetition and Noninterference. The Amended Retention Agreement subjects Dr. Chatterjee to restrictive covenants relating to noncompetition, noninterference with customer relationships, nonsolicitation of customers or prospects and nonsolicitation of employees.

The foregoing summary is subject to, and qualified in its entirety by the Amended Retention Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Michael J. Berry

On May 22, 2008, the Company and Michael J. Berry entered into an amendment to Mr. Berry’s Executive Retention Agreement to provide that Mr. Berry will receive $300,000 plus accrued and unpaid annual base salary and vacation pay in the event that he elects to terminate his employment with the Company other than for good reason after November 14, 2008. In addition, the amendment provides that in the event that Mr. Berry is terminated by the Company without cause or if Mr. Berry terminates his employment for good reason, all outstanding equity awards held by Mr. Berry pursuant to the Company’s incentive plans will become immediately and fully vested.

The foregoing summary is subject to, and qualified in its entirety by the Amendment to Executive Retention Agreement filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Aditya Srivastava

In addition to the restricted stock unit (“RSU”) grant previously disclosed in a Form 8-K filed by the Company on May 15, 2008, the Company’s Compensation Committee approved an additional grant of 10,000 RSUs to Aditya Srivastava, the Company’s Senior Vice President, Chief Technology Officer, on May 19, 2008.

One-third of such RSUs vest six months from the date of grant, one-third of such RSUs vest 24 months from the date of grant and the remaining one-third of such RSUs vest 36 months from the date of grant. The RSUs will vest on an accelerated basis prior to such vesting dates upon the occurrence of a change in control. The aforementioned RSU grants will be made under the Company’s 1995 Stock Option/Stock Issuance Plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between the Company and Jackson L. Wilson, Jr.

10.2	Amended and Restated Executive Retention Agreement between the Company and Pallab K. Chatterjee

10.3	Amendment to Executive Retention Agreement between the Company and Michael J. Berry

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: May 23, 2008	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting
and Chief Financial Officer